Amendments to the
       Banta Corporation Economic Profit (EP) Incentive Compensation Plan
                                     and the
  Banta Corporation Economic Profit (EP) Long-Term Incentive Compensation Plan

      The Banta Corporation Economic Profit (EP) Incentive Compensation Plan (the "Incentive Plan") and the Banta Corporation Economic Profit (EP) Long-Term Incentive Compensation Plan (the "Long-Term Plan") be and they hereby are amended for bonuses to be earned for service during the year ending December 30, 2000 and thereafter such that EP is only one measure of the bonuses available to a Participant.

      For all Participants in the Long-Term Plan, the aggregate bonus under such plan will be a combination of (i) Actual EP Bonus and (ii) a bonus derived from a schedule of targets fixed by the Compensation Committee related to the fully diluted earnings per average share of common stock of the Company for the applicable year (the EPS Bonus). If the target bonus in each category were earned, fifty percent (50%) of the aggregate bonus would be generated by each component.

      For a Participant under the Incentive Plan who is not affiliated with a specific business unit, the aggregate bonus under such plan will be determined in the same manner as under the Long-Term Plan (with the caveat that the applicable term in the Incentive Plan is "Actual Corporate EP Bonus" rather than "Actual EP Bonus"), with the possible adjustment that the Compensation Committee may impose additional individual criteria for such Participant.

      For a Participant in the Incentive Plan who is affiliated with a specific business unit, the aggregate bonus under such plan will be a combination of four basic components, with the possible adjustment that the Compensation Committee may impose additional individual criteria for such Participant. The four basic components are (i) Actual Corporate EP Bonus, (ii) the EPS Bonus, (iii) Actual Unit EP Bonus, and (iv) a bonus derived from a schedule of targets fixed by the Compensation Committee related to the operating earnings of the Value Center for the applicable year (the OE Bonus). If the target bonus in each basic component category were earned and there were no individual criteria imposed, twelve and one-half percent (12.5%) of the aggregate bonus would be generated by the Actual Corporate EP Bonus, twelve and one-half percent (12.5%) would be generated by the EPS Bonus, thirty-seven and one-half percent (37.5%) would be generated by the Actual Unit EP Bonus, and thirty-seven and one-half percent (37.5%) would be generated by the OE Bonus.

      The concept of the Combined EP Bonus under the Incentive Plan is modified in that plan and extended to the Long-Term Plan. Under each plan, each component of a Participant's bonus is separately calculated and the results added together before application of the maximum positive or negative three hundred percent (300%) limits. Out-performance or under-performance with respect to one or more components will affect the calculation of the bonus related to the other component(s).